SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.          0             )


M T S Systems Corporation
(Name of Issuer)


Common Stock
(Title of Class of Securities)


553777103
(CUSIP Number)


December 31, 1999
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[x  ]	Rule 13d-1(b)
	[   ]	Rule 13d-1(c)
	[   ]	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   553777103     13G

------------------------------------------------------------------------
1.
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Corporation
39-1940778
-------------------------------------------------------------------------
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                              (a)

                                              (b)
-------------------------------------------------------------------------
3.
SEC USE ONLY


--------------------------------------------------------------------------
4.
CITIZENSHIP OR PLACE OF ORGANIZATION

Wisconsin
-------------------------------------------------------------------------
                        :5.  SOLE VOTING POWER
NUMBER OF               :    1,241,100
SHARES                  :------------------------------------------------
BENEFICIALLY            :6.  SHARED VOTING POWER
OWNED                   :    -0-
BY EACH                 :------------------------------------------------
REPORTING PERSON        :7.  SOLE DISPOSITIVE POWER
WITH                    :    -0-
                        :-------------------------------------------------
                        :8.  SHARED DISPOSITIVE POWER
                        :    -0-
-------------------------------------------------------------------------
9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,241,100
-------------------------------------------------------------------------
10.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.9%
--------------------------------------------------------------------------
12.
TYPE OF REPORTING PERSON*

HC
--------------------------------------------------------------------------

CUSIP No. 553777103     13G

-------------------------------------------------------------------------
1.
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Firstar Bank, National Association
31-0841368
-------------------------------------------------------------------------
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)

                                               (b)
-------------------------------------------------------------------------
3.
SEC USE ONLY


--------------------------------------------------------------------------
4.
CITIZENSHIP OR PLACE OF ORGANIZATION

national association
---------------------------------------------------------------------------
                           :5.  SOLE VOTING POWER
NUMBER OF                  :    1,241,100
SHARES                     :---------------------------------------------
BENEFICIALLY               :6.  SHARED VOTING POWER
OWNED                      :    -0-
BY EACH                    :---------------------------------------------
REPORTING PERSON           :7.  SOLE DISPOSITIVE POWER
                           :    -0-
                           :----------------------------------------------
                           :8.  SHARED DISPOSITIVE POWER
                           :    -0-
--------------------------------------------------------------------------
9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,241,100
---------------------------------------------------------------------------
10.
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------------------------------------------------------------------------
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.9%
----------------------------------------------------------------------------
12.
TYPE OF REPORTING PERSON*

BK
--------------------------------------------------------------------------

Item 1(a).  Name of Issuer:
            M T S Systems Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:
            14000 Technology Drive
            Eden Prairie, MN  55344-2290

Item 2(a).  Name of Persons Filing:
            Firstar Corporation
            Firstar Bank, National Association

Item 2(b).  Address of Principal Business Office or, if none, Residence:
            Firstar Corporation
            777 E. Wisconsin Avenue
            Milwaukee, WI  53202

            Firstar Bank, National Association
            425 Walnut Street
            Cincinnati, Ohio  45202

Item 2(c).  Citizenship:
            Firstar Corporation:  Wisconsin

            Firstar Bank, National Association:  national association

Item 2(d).  Title and Class of Securities:
            Common Stock

Item 2(e).  CUSIP Number
            553777103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         (a)[   ]  Broker or Dealer registered under Section 15 of the Act
                   (15 U.S.C. 78o).
         (b)[ X ]  Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).
         (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d)[ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e)[ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).
         (f)[ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
         (g)[ X ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
         (h)[   ]  A savings association as defined in Section 13(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813).
         (i)[   ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-3).
         (j)[   ]  A group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership:

         (a)  Amount beneficially owned:  1,241,100
         (b) Percent of class:  5.9%
         (c) (i)  Sole power to vote or to direct the voting of:  1,241,100
         (c)(ii)   Shared power to vote or to direct the voting of:  0
         (c)(iii)  Sole power to dispose or to direct the disposition of:  0
         (c)(iv)  Shared power to dispose or to direct the disposition of:  0

Item 5.  Ownership of Five Percent or Less of a Class:
         Inapplicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
         Mairs & Power Growth Fund may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares beneficially owned by the filing person in an amount exceeding 5%.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         See Exhibit A

Item 8.  Identification and Classification of Members of the Group:
         Inapplicable

Item 9.  Notice of Dissolution of Group:
         Inapplicable

Item 10. Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


FIRSTAR CORPORATION

By: 	/s/Jennie P. Carlson
     Executive Vice President
     Dated	February 11, 2000

FIRSTAR BANK, N.A.

By: 	/s/Janet R. McDonald
     Senior Vice President
     Dated February 11, 2000